Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	R. D. Leslie
Chief Financial Officer
(936) 637-5325

LUFKIN INDUSTRIES REPORTS 51% INCREASE IN THIRD-QUARTER EARNINGS
TO $1.15 PER DILUTED SHARE

Strong Oil Field Results Drive 28% Increase in Total Lufkin Sales

Increases 2006 Earnings Guidance to $4.42 to $4.60 per Diluted Share

LUFKIN, Texas -- (Oct. 18, 2006) -- Lufkin Industries, Inc. (NASDAQ: LUFK) today announced financial results for the third quarter and nine months ended September 30, 2006. Sales increased 28.4% for the third quarter to $158.8 million from $123.7 million for the third quarter of 2005. Net earnings increased 53.8% to $17.4 million for the third quarter of 2006 from $11.3 million for the third quarter last year, while net earnings per diluted share grew 51.3% to $1.15 from $0.76. Lufkin’s earnings per diluted share for the third quarter of 2006 included costs related to SFAS 123R (Expensing of Stock Options) totaling $0.02 per diluted share.

Sales for the first nine months of 2006 were $439.9 million, a 26.9% increase from $346.8 million for the comparable period in 2005. Net earnings grew 71.4% to $50.0 million from $29.2 million. Net earnings per diluted share increased 65.5% to $3.31 for the first nine months of 2006 from $2.00 for the first nine months of the prior year.

Douglas V. Smith, president and chief executive officer of Lufkin, stated, “We continue to be pleased with Lufkin’s strong operating and financial results. Third-quarter 2006 revenues were up 28.4% compared to the same period in 2005 and backlog was up 16.8%. The oil field and power transmission business segments contributed growth in both revenues and backlog. Net margins rose to 11.0% of revenues as compared to 9.1%. Compared to the second quarter of 2006, revenues were up 7.5% and net income and earnings per diluted share remained strong. This reflected the impact of shifts in product mix and the expensing of one time costs associated with capacity expansions in oil field. As anticipated, the quarter ending backlog decreased by 7.2% from the second quarter of 2006, reflecting the near record production and shipments from oil field, timing delays in power transmission order releases and the Company’s strategic decision to withdraw from the trailer van business.

“Lufkin’s results were again led by our oil field business, which produced a 44.5% increase in third-quarter sales to $109.6 million compared with the third quarter last year and 9.6% growth in backlog to $79.7 million. We continued to experience high demand for our oil field automation and services capabilities. Oil field sales also rose a strong 13.3% on a sequential quarter basis, as manufacturing and shipments neared record levels. Our ability to produce to this level resulted from the expansion of our manufacturing capacity and the increasing efficiency of new oil field personnel, as well as other initiatives to reduce lead times for pumping equipment. Our successful implementation of these initiatives is also evident in the sequential-quarter reduction in our oil field backlog of 12.4%.

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Lufkin Industries, Inc.  ♦  601 South Raguet  ♦  Lufkin, Texas 75902  ♦  (936) 634-2211

LUFK Announces Third-Quarter Results

October 18, 2006

“Business activity in our power transmission segment also remained strong for the third quarter of 2006, as compared to the third quarter of 2005, resulting in an 18.1% increase in sales to $29.7 million and a 26.6% increase in backlog to $81.8 million. Because of strong demand and the lead times required to complete new power transmission projects, our third-quarter results also benefited from substantial demand for our gear repair and retrofit capabilities, both domestically and abroad. On a sequential-quarter basis, power transmission sales declined 4.2% from the second quarter of 2006, primarily due to timing issues for the completion of various contracts, and backlog increased 5.2%.

“As we expected, third-quarter results for Lufkin’s trailer business were again affected by trucking industry issues, soft freight demand and driver shortages. This environment particularly affected demand for van trailers, resulting in the continuation of a highly competitive market for van sales. Lufkin has taken steps to decline additional orders for van trailers in order to expand manufacturing capacity for the production of flatbed and dump trailers, for which demand remains strong. Also, part of the factory will be converted to the production of oilfield equipment. Partially as a result, trailer sales for the third quarter declined 14.0% to $19.5 million from the third quarter of 2005 and 2.2% from the second quarter of 2006. Backlog for the trailer segment increased 13.0% from the third quarter last year to $31.7 million, which was 19.7% below the backlog at the end of the second quarter of 2006. The sequential reduction in backlog reflects an $8 million reduction in the van backlog.”

Based on Lufkin’s financial and operating results for the third quarter and first nine months of 2006, its backlog of $193.2 million at the end of the third quarter and its outlook for the remainder of 2006, the Company today increased its established guidance for earnings per diluted share for 2006 in a range of $4.42 to $4.60. The Company also established its guidance for earnings per diluted share for the fourth quarter of 2006 in a range of $1.10 to $1.28, compared with $1.03 for the fourth quarter of 2005. Lufkin’s guidance for 2006 includes the impact of SFAS 123R, totaling $0.11 and $0.02 for the full year and for the fourth quarter, respectively. The pro forma impact on earnings per diluted share for 2005 reflecting the application of SFAS 123 totaled $0.08.

Mr. Smith concluded, “Energy price fluctuations have not impacted business at this time. Bookings from the energy sector were flat sequentially, reflecting the heavy vacation period, we have received no cancellations out of the ordinary, and quotation activities remain strong.”

Lufkin will discuss its results for the third quarter in a teleconference call today at 9:00 a.m. (central time). To listen to the call, participants should dial (913-981-5525) approximately 10 minutes prior to the start of the call. A telephonic replay will be available from 12:00 p.m. (central time) October 18, through 7:00 p.m. (central time) October 25, 2006, by dialing (719) 457-0820 and entering reservation number 6813941.

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LUFK Announces Third-Quarter Results

October 18, 2006

This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management. When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company. These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements and information.

Lufkin Industries, Inc. sells and services oil field pumping units, foundry castings, power transmission products and highway trailers throughout the world. The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

LUFKIN INDUSTRIES, INC.
Financial Highlights
(In thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Sales	$158,802	$123,681	$439,882	$346,757
Cost of sales	120,115	95,292	326,604	267,893
Gross profit	38,687	28,389	113,278	78,864
Selling, general and administrative expenses	12,966	10,962	38,202	33,307
Operating income	25,721	17,428	75,076	45,557
Interest and other income (expense), net	452	249	1,285	36
Earnings before income taxes	26,173	17,677	76,361	45,593
Income tax provision	8,779	6,364	26,345	16,413
Net earnings	$17,394	$11,313	$50,016	$29,180

Net earnings per share:
Basic	$1.17	$0.78	$3.37	$2.04
Diluted	$1.15	$0.76	$3.31	$2.00
Weighted average shares outstanding
Basic	14,885	14,537	14,823	14,269
Diluted	15,145	14,887	15,111	14,587
Cash dividends per share	$0.18	$0.09	$0.44	$0.27

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LUFK Announces Third-Quarter Results

October 18, 2006

LUFKIN INDUSTRIES, INC.
Balance Sheet Highlights
(Thousands of dollars)

	Sept. 30, 2006	Dec. 31, 2005
Current assets	$223,101	$189,901
Total assets	408,552	359,795
Current liabilities	56,175	56,273
Shareholders’ equity	310,261	261,079
Working capital	166,926	133,628

LUFKIN INDUSTRIES, INC.
Division Performance
(In thousands)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2006	2005	2006	2005
Sales:
Oil field	$109,583	$75,832	$292,892	$214,751
Power transmission	29,682	25,138	90,231	72,174
Trailer	19,537	22,711	56,759	59,832
Total	$158,802	$123,681	$439,882	$346,757

		Sept. 30, 2006	June 30, 2006	Sept. 30, 2005
Backlog:
Oil field		$79,707	$91,028	$72,725
Power transmission		81,813	77,784	64,633
Trailer		31,718	39,506	28,065
Total		$193,238	$208,318	$165,423

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